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                                                                    EXHIBIT 5(a)


                                                March 10, 2000

North American Railways, Inc.
2650 Lou Menk Drive
Fort Worth, Texas 76161

     Re: Combination Agreement, dated as of December 18, 1999, by and among Canadian National Railway Company, Burlington Northern Santa Fe Corporation, North American Railways, Inc. and Western Merger Sub, Inc., as amended (the "Combination Agreement")

Ladies and Gentlemen:

     We have acted as special counsel to North American Railways, Inc., a Delaware corporation ("NAR"), in connection with the corporate proceedings taken and to be taken relating to the Combination Agreement and the issuance of one share of NAR common stock and one voting share of Canadian National Railway Company ("CN") for each issued and outstanding share of Burlington Northern Santa Fe Corporation common stock, and the issuance of 1.05 shares of NAR common stock and 1.05 CN voting shares (or 1.05 CN exchangeable shares, exchangeable at any time on a one-for-one basis for shares of NAR common stock, and 1.05 CN voting shares together with an interest in a trust entitling the holder to voting rights in NAR equivalent to the voting rights of holders of NAR common stock) for each issued and outstanding CN common share (the "Combination"), as contemplated by the Combination Agreement. We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (the "Registration Statement") relating to the Combination. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

     Based on the foregoing, it is our opinion that the shares of NAR common stock issuable in the Combination have been duly and validly authorized by all necessary action on the part of NAR and when issued pursuant to the terms of the Combination Agreement will be validly issued, fully paid and non-assessable by NAR.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Chapter Three - Certain Legal Information -- Legal Matters" therein.

                                                Very truly yours,

                                                /s/ Mayer, Brown & Platt

                                                MAYER, BROWN & PLATT